Exhibit 99.7

Consent of prospective director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, Terrence P. Sandvik, hereby consent to be named as a prospective director of New Century REIT, Inc. in the Registration Statement on Form S-3 of New Century REIT, Inc., dated April 22, 2004, and any amendments thereto.

/s/ Terrence P. Sandvik
Terrence P. Sandvik

Dated: April 19, 2004